Cooperation Agreement
Party A: Xu Ji Wind Energy Technology Company
Address: No.1225, Xu Ji Avenue, Xuchang City, He Nan Province, 461000
Legal representative: Li Fusheng      Position: President
Contact person: Lu Ying       Position: Manager of Strategic Technology Dept
Tel: 13837413222                Email: yinglu@xjgc.com
Fax: 0374-3211122

Party B: Harbin SQ Wind Power Ltd.
Address: No.2, Hai Bin Road, Bin Xi Economic Development Zone, Hei Longjiang Province, 150431
Legal representative: Sun Shouquan      Position: President
Tel: 13313641199                                Email:sunsq@sqwind.com
Fax: 0451-56150072

Based on the principle of voluntariness, equality, fairness, honesty and credibility, Party A and Party B (“Two Parties”) came to the following agreement ( “Agreement”) through friendly negotiation:

1.	CooperationObjective

Under the circumstances of China developing low carbon, energy saving and emission reduction economy and advancing green energy, the Two Parties agree that a long-term and inseparable strategic cooperation partnership should be established between them due to their competitive advantage and industrial resource advantage in wind power related areas. The Two Parties shall achieve win-win in their respective area through their integration and cooperation.

2.	Cooperation Approach

Party B should provide wind resources and complete the earlier work of approval procedure including wind measurement, exploration, feasibility study, environmental assessment and land use. Party A should handle the examination formalities for grid integration. Based on this Agreement, Party B shall assist Party A in negotiating cooperation program with power generation company. Power generation company shall be in charge of constructing wind farm, using turbines of Party A and blades of Party B. Party B shall provide early stage resources for 1000-2000 MW wind farm including reconnaissance, site selection, erecting electric tower and data acquisition. Party A guarantees to use blades provided by Party B during their cooperation period and in the wind fields where they work for together.

3.	Time of Cooperation

The time of cooperation is ten years from March 3rd, 2010 till March 9th, 2020.

4.	Cooperation Program

4.1	Cooperation on wind field resources

4.1.1
Party B owns wind resource of 2000 MW. The earlier work of 100MW of the 200MW wind field in Yang Muqiao area in Hei Longjiang province has been completed. Party B should finish the earlier work of the remaining 100MW wind resource as soon as possible. Party A should complete the approval formalities of grid integration. The two parties should make the work of 200MW wind field as the starting point of cooperation. Earlier approval formalities refer to all procedures except grid integration examination and approval.

4.1.2
The Two Parties cooperate on wind resources, grid integration examination, approval and sale. They distribute responsibilities and coordinate, jointly developing wind turbine and blade industry. Specifically, Party B handles all the earlier approval formalities except grid integration examination and approval. Party A integrates resources and plays a leading role in completing the grid integration approval procedure of this 200MW wind filed with the coordination of Party B. After getting the approval, Party A and Party B share the wind field equity with the ratio of 45:55, with Party B owning 55% equity and Party A owning 45% equity. Keeping this ratio in mind, the Two Parties shall sign “Wind Resource Joint Ownership Agreement” and handle relevant formalities. These equities include but not limited to:

⑴ Wind field ownership
⑵ Wind field transfer income
⑶ The discourse power in negotiating with power generation company
⑷ The decision making authority in wind field disposition

4.1.3
Party B shall bear the expenses incurred in the earlier approval procedure of the wind field which include investigation and site selection, wind measurement instrument, wind measurement tower, transportation, care, maintenance, FSR compilation, environmental assessment, water conservation, geo-hazard, overlaid geology and mineral, and management expenses. Party A shall bear the expenses incurred in grid integration examination and approval.

4.1.4
When Party A handles grid integration examination and approval of the 200MW wind filed, Party B shall establish contact with power generation company. On the basis of the power generation company using Party A’s turbines and Party B’s blades, Party B shall arrange tripartite talks. The Two Parties agree that the approved wind field should be transferred to the power generation company to develop.

4.1.5
After the 200MW wind field is approved, the Two Parties shall transfer the wind field to the power generation company according to the agreement signed with the power generation company. The Two Parties share the transfer income by the ratio of 45:55.

4.1.6
The wind resource cooperation between the Party A and Party B extends to other wind resource besides Yang Muqiao’s 200MW wind field. The cooperation approaches can be the same with the approaches in this Agreement. The Two Parties can request for change in the Agreement when environment varies on the basis of friendly negotiation. Without the mutual consent, change by one of the Two Parties is of no effect.

4.2	Cooperation on Blade

In order to meet the assemble requirements of Party A’s wind generator hosts, Party A shall provide the drawings of blade techniques, including aerodynamic configuration, aerodynamic and load calculation, layering, structure and intensity calculation. Party B produces blades according to the above technical requirements and provides the blades for Party A’s generator hosts. (A confidentiality agreement will be signed. ) Party A owns the intellectual property.

4.2.2
Party B can provide the blades according to Party A’s production capacity requirement. When Party A’s two suites of blades attain the operating standards on Party B’s prototypes, the Two Parties agree to sign a purchasing agreement specifying the quantity, price, acceptance test and payment mode of each lot of blades.

4.2.3
Party B agrees that the price of the blades provided by Party B to Party A is no higher than that of similar products in the market. In order to improve the technical content of Party A’s host wind generator hosts, Party B agrees to provide blades with centralized intelligent systems which monitors dynamic balance, fracture, damage, ice covering and so on. The Two Parties shall jointly make technical assessment on this technique. Party B also agrees not to increase price when providing this kind of products.

4.2.4
In the wind fields the Two Parties jointly worked for, Party A guarantees to use blades produced by Party B. In other wind fields, Party A preferentially use blades produced by Party B, on the basis that the blades meet the requirements.

4.2.5	Party A guarantees that the supply scope of Party B’s blades for Party A covers East Mongolia area and the whole Northeast three provinces.

5.	Cooperation on Equity

On the basis of wind resource and blade supply cooperation, to ensure the Two Parties’ long term collaboration and common interest, the Two Parties agree that equity cooperation will be considered at the right time. Equity cooperation approaches include but not limited to Party B issuing new shares to Party A to make Party A take the controlling position gradually.

6.	Validity and Dispute

6.1	The Two Parties shall consult with each other and mediate any disputes which may arise about this Agreement. Without consultation, neither Party can release this Agreement.

6.2	Other agreements relevant to this Agreement are supplemental agreements, having the same validity with this Agreement.

6.3	This Agreement should be in printed type and the written one is of no effect. This Agreement is valid with the signature and seal of the Two Parties.

6.4	If no settlement can be reached by consultation, the Two Parties agree to turn to People’s Court of Beijing for litigation where the Agreement is signed.

6.5	This Agreement is in quadruplicate with the same validity. Party A and Party B hold two respectively.

Party A (seal):

Xuchang Xu Ji Wind Energy Technology Company

Legal Representative (signature): Li Fusheng

Party B (seal):

Harbin SQ Wind Power Ltd.

Legal Representative (signature): Sun Shouquan

Signed at: Beijing

March 10th, 2010

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